EXHIBIT 99.1

Remark Holdings Announces First Quarter 2024 Financial Results

LAS VEGAS, NV - May 20, 2024 - Remark Holdings, Inc. (OTCQX: MARK), a leading provider of artificial intelligence solutions, today announced its financial results for its quarter ended March 31, 2024. For complete details of the consolidated financial statements and accompanying management’s discussion and analysis, please see Remark’s filings with the SEC (www.sec.gov).

Management Commentary
“The Clark County School District Board of Trustees has now formally approved Remark as a provider of weapons detection in the fifth largest school district in the US, and such contract win has already led to increased opportunities for our solutions from other entities within Clark County. We expect installations under the contract to begin in the next few weeks,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “We believe our solutions are well-suited for the use case with respect to CCSD and will soon be used in many more school districts across the US.”

“We look forward to beginning sales of our Remark AI computer vision solutions on Microsoft’s Azure Marketplace very soon, as we near completing the migration of our software solutions for sale via that sales channel,” Mr. Tao continued. “Being on Microsoft’s sales platform gives us the access and credibility to scale our unique AI models that span more than 10 different industries. We also expect to announce additional Fortune 500 partners to further expand our relationships with resellers that recognize the value of our solutions for many industries and which can accelerate the acceptance of our products and solutions in the industries we target.”

Fiscal Year 2023 Business Highlights
•Remark signed a five-year agreement with Microsoft which is expected to drive approximately $240 million in AI business by 2029. The company’s AI Video Analytics Platform will be sold and marketed in the Microsoft Azure Marketplace. Remark will also utilize Microsoft’s Azure Cloud and GPU Services to accelerate deployment of AI services and empower industry transformation.

•On the heels of recent, well-publicized failures in Boeing’s safety inspection processes, Remark released its AI-powered Aviation Safety Platform (ASP), which includes an engine inspection kit, towing anti-collision system, and a business intelligence reporter, to reduce the time required to complete aircraft engine inspections while simultaneously more accurately detecting potentially dangerous aircraft engine damage, to help reduce the risk of accidents in certain aviation operations, and to provide real-time data analysis.

•During its first quarter, the company was named as a supplier under a contract with the Clark County School District. The contract, which was confirmed by the school district’s Board of Trustees in April, is a one-year contract with nine one-year extensions worth approximately $5.0 million per year for a total of as much as $50.0 million. The company expects to begin recognizing revenue from such contract during its second quarter.

First Quarter 2024 Financial Results
•Revenue for the first quarter of fiscal year 2024 totaled $0.4 million, reflecting a 50% decrease from $0.8 million during the same quarter in 2023.

◦The decrease in revenue is a result of the company’s decision to downsize its staff in China, which caused delays in project completion, leading to revenue from cash collected for a 2023 project for a new client that did not meet accrual basis criteria for revenue recognition.

•Remark incurred an operating loss of $3.7 million in the first quarter of 2024, compared to an operating loss of $3.0 million in the same period of 2023. In addition to the decrease in revenue causing an increase in operating loss, certain expenses related to business development increased by $0.6 million in during the first quarter of 2024, though they were partially offset by a $0.2 million decrease in franchise taxes and as well as by other small decreases that were not representative of significant business trends. In the first quarter of 2023, the company received a tax credit of approximately $0.5 million from the UK government which was recorded as an offset to expense, but no such credit was received during the first quarter of 2024. The company also experienced a $0.3 million decrease in payroll-related expenses during the first quarter of 2024 due to the reduction of its workforce in China.

•Remark reported a net loss of $13.8 million, or $0.40 per basic and diluted share in the first quarter ended March 31, 2024, compared to a net loss of $8.2 million, or $0.63 per basic and diluted share in the same quarter of 2023. In addition to the impact of the items affecting operating loss, net loss increased primarily as a result of a $5.6 million increase in finance cost related to the establishment of and remeasurement of Remark’s obligations to issue its common stock pursuant to transactions related to certain convertible debentures and the company’s equity line of credit. The increase in finance cost was partially offset by a decrease in interest expense of $0.6 million.

•On March 31, 2024, the company’s cash balance totaled $0.2 million, compared to a cash balance of $0.1 million on December 31, 2023. Net cash used in operating activities was $3.4 million.

Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Date: Monday, May 20, 2024
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-Free Number: 844.826.3033
International Number: 412.317.5185
Conference ID: 10189441
Online Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1671520&tp_key=03deeace35

Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through June 3, 2024.
Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 10189441

About Remark Holdings, Inc.
Remark Holdings, Inc. (OTCQX: MARK) is the AI-powered analytics platform that brings valuable insights to the video feeds provided by current cameras and computer vision solutions through its integrated suite of AI tools that help organizations understand their customer behavior and demographics while providing real-time alerts to predetermined inspection and security parameters. Remark’s international team of sector-experienced professionals has created award-winning GDPR-compliant and CCPA-compliant video analytics solutions that service the government agencies, hospitality, public safety, retail, and transportation sectors. The company’s headquarters are in Las Vegas, Nevada, USA, with operational offices in New York and international offices in London, England. For more information, please visit our home page at www.remarkholdings.com.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in the future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views concerning future events, are based on assumptions, and are subject to risks and uncertainties. Given such uncertainties, you should not rely on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Cash	$239	$145
Trade accounts receivable, net	1,155	1,287
Inventory, net	742	750
Deferred cost of revenue	6,178	6,644
Prepaid expense and other current assets	840	614
Total current assets	9,154	9,440
Property and equipment, net	478	189
Operating lease assets	432	517
Other long-term assets	74	90
Total assets	$10,138	$10,236
Liabilities
Accounts payable	$9,880	$9,348
Advances from related parties	1,017	1,205
Obligations to issue common stock	12,173	10,033
Accrued expense and other current liabilities (including $1,031 and $495 of delinquent payroll taxes as of March 31, 2024 and December 31, 2023, respectively)	12,235	11,921
Contract liability	559	570
Notes payable (including a past due amount of $16,307 as of each of March 31, 2024 and December 31, 2023)	16,475	16,463
Total current liabilities	52,339	49,540
Operating lease liabilities, long-term	235	286
Total liabilities	52,574	49,826

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 41,153,044 and 22,038,855 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	41	22
Additional paid-in-capital	390,247	379,244
Accumulated other comprehensive loss	(1,263)	(1,186)
Accumulated deficit	(431,461)	(417,670)
Total stockholders’ deficit	(42,436)	(39,590)
Total liabilities and stockholders’ deficit	$10,138	$10,236

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$387	$826
Cost and expense
Cost of revenue (excluding depreciation and amortization)	350	455
Sales and marketing	300	366
Technology and development	346	169
General and administrative	3,023	2,833
Depreciation and amortization	64	46
Total cost and expense	4,083	3,869
Operating loss	(3,696)	(3,043)
Other income (expense)
Interest expense	(943)	(1,544)
Finance cost related to obligations to issue common stock	(9,147)	(3,576)
Other gain, net	(5)	1
Total other expense, net	(10,095)	(5,119)
Loss before income taxes	(13,791)	(8,162)
Provision for income taxes	—	—
Net loss	$(13,791)	$(8,162)
Other comprehensive income
Foreign currency translation adjustments	(77)	(318)
Comprehensive loss	$(13,868)	$(8,480)

Weighted-average shares outstanding, basic and diluted	34,173,686	13,004,071

Net loss per share, basic and diluted	$(0.40)	$(0.63)